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                                                                     EXHIBIT 8.1


                        [SHEARMAN & STERLING LETTERHEAD]



(212) 848-4000

                               December 22, 1997




Hermes Europe Railtel B.V.
Terhulpsesteenweg 6A
1560 Hoeilaart, Belgium

Ladies and Gentlemen:

                 We have acted as special United States counsel to Hermes Europe Railtel B.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act") of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, up to U.S. $265,000,000 aggregate principal amount of the Company's outstanding 11 1/2% Senior Notes due 2007 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's 11 1/2% Senior Notes (the "Exchange Notes"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture (the "Indenture") dated as of August 19, 1997 among the Company, Global TeleSystems Group, Inc. and The Bank of New York, as trustee (the "Trustee"), registrar, playing agent and transfer agent.

                 We are adopting the disclosures set forth under the caption "Certain Tax Considerations - The United States," insofar as it relates to statements of law or legal conclusions under the laws of the United States or matters of United States law, as our opinion.

                                       Very truly yours,

                                       /s/ SHEARMAN & STERLING